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                                 EXHIBIT 28.1
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FOR IMMEDIATE RELEASE                           Contact:
Tuesday, May 31, 1994                           Michael Perry or Harold Gaar
                                                214/977-6622     214/977-7650


                        BELO ACQUIRES TELEVISION STATION
                             WWL-TV IN NEW ORLEANS

        A. H. Belo Corporation announced that effective June 1, its wholly-owned subsidiary, WWL-TV, Inc. has acquired the assets of WWL-TV, the CBS affiliate in New Orleans, Louisiana, from Rampart Operating Partnership for $110 million in cash. An agreement to purchase the station was made in March, and federal regulatory approvals were recently granted which allowed for completion of the transaction.

        In addition to WWL, Belo owns and operates network-affiliated television stations WFAA-TV (ABC) in Dallas-Fort Worth; KHOU-TV (CBS) in Houston, Texas; KXTV (CBS) in Sacramento, California; WVEC-TV (ABC) in Hampton-Norfolk, Virginia; and KOTV (CBS) in Tulsa, Oklahoma; as well as Belo Productions, Inc.. Belo also owns The Dallas Morning News, DFW Suburban Newspapers, Inc., and DFW Printing Company, Inc.. Shares of Belo Series A Common Stock are traded on the New York Stock Exchange under the symbol BLC.